Exhibit 99.7

FINAL FORM OF

TRUST AGREEMENT

creating

[NEW TRANSIT] TRUST

Made as of [●], 20[●]

i

ii

TRUST AGREEMENT

THIS AGREEMENT made as of the [●] day of [●], 20[●],

BETWEEN:

[●], of [●], Ontario

(hereinafter referred to as the “Settlor”)

-and-

TSX Trust Company,
a trust company existing under the laws of Canada

(hereinafter referred to as the “Trustee”),

WHEREAS the Settlor wishes to establish an irrevocable trust to be known as the [New Transit] Trust (the “Trust”) for the benefit of the Beneficiaries to, inter alia acquire and hold the Special Voting Shares and the Golden Share (each as hereinafter defined), and has transferred the sum of FIVE THOUSAND ONE HUNDRED [CANADIAN] DOLLARS ([CA]$5,100) to the Trustee to be held by the Trustee and with and subject to the powers and provisions provided in this Agreement;

NOW THEREFORE in consideration of the premises and of the mutual covenants and agreements herein contained, the parties agree as follows:

Article One
INTERPRETATION

Section 1.01         Definitions

(1)           In this Agreement, the following terms will have the following meanings:

“Annual Net Income of the Trust” means, for any taxation year, the income of the Trust for such year computed in accordance with the provisions of the ITA other than paragraph 82(1)(b) and subsection 104(6) of the ITA regarding the calculation of income for the purposes of determining the “taxable income” of the Trust;

“Beneficiaries” means any one or more charities as the Trustee may at any time and from time to time, subject to Section 4.09(1)(b), select in writing to be the recipient or recipients of the Trust Property, or any part or parts thereof, including, for greater certainty, the Annual Net Income of the Trust pursuant to Article Nine, and any successor of any such charity, which the initial Beneficiaries shall be [●]; provided that at all times each such charity or successor is (i) a “registered charity” designated as a “charitable organization” or “public foundation” for purposes of the ITA, (ii) is incorporated under the laws of Canada or a Province thereof and is not a trust, (iii) is not controlled by a non-resident person or group of non-resident persons for the purposes of ITA and (iv) in conjunction with the distribution of the Remaining Property, has not given notice that it will decline to accept a payment;

“Business Day” means any day other than a Saturday, Sunday, a day on which banking institutions in the City of Montréal are authorized or required by law to be closed or a day on which the New York Stock Exchange, the NASDAQ Stock Market or the Toronto Stock Exchange is closed for trading;

“Class A Special Voting Share” means a Class A special voting share in the capital of New Transit;

“Class B Special Voting Share” means a Class B special voting share in the capital of New Transit;

“Class C Special Voting Share” means a Class C special voting share in the capital of New Transit;

“default” has the meaning set out in Section 6.08(4).

“Exchangeable Units” means exchangeable limited partnership units of the Partnership;

“Golden Share” means the special variable voting share in the capital of New Transit;

“ITA” means the Income Tax Act (Canada) and the regulations thereunder, both as amended, restated or re-enacted from time to time;

“LPA” means the amended and restated limited partnership agreement dated [●], 20[●], as may be amended from time to time, in respect of the Partnership;

“New Transit” means Telesat Corporation, a corporation incorporated under the laws of the Province of British Columbia;

“Officer’s Certificate” means a certificate signed by any officer or director of New Transit;

“Partnership” means Telesat Partnership LP, a limited partnership formed under the laws of the Province of Ontario;

“Person” means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation or other entity with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designated or constituted;

“Remaining Property” means all of the property of the Trust other than the Special Voting Shares and the Golden Share;

“Settlor” has the meaning set out in the preamble;

“Special Voting Shares” means, together, the Class A Special Voting Share, the Class B Special Voting Share and the Class C Special Voting Share;

“this Agreement”, “Trust Agreement”, “herein”, “hereof”, “hereto”, “hereunder” and similar expressions refer to this Trust Agreement, as the same may be amended, supplemented, modified, restated or replaced from time to time, and not to any particular Article, Section, paragraph, subparagraph or clause hereof;

“Trust” has the meaning set out in the recitals;

“Trust Activities” means the activities of the Trust described in Section 2.02;

“Trust Property” means, together, the Special Voting Shares, the Golden Share and the Remaining Property;

“Trustee” has the meaning set out in the preamble; and

“Voting Agreement” means the Voting Agreement to be entered into between the Trust, the Trustee, New Transit and the Partnership on the date hereof.

Section 1.02          Rules of Construction

Except as may be otherwise specifically provided in this Agreement and unless the context otherwise requires, in this Agreement:

(a)	the terms “Agreement”, “this Agreement”, “the Agreement”, “hereto”, “hereof”, “herein”, “hereby”, “hereunder” and similar expressions refer to this Agreement in its entirety and not to any particular provision hereof;

(b)	references to an “Article” or “Section” followed by a number or letter refer to the specified Article or Section of this Agreement;

(c)	the division of this Agreement into articles and sections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement;

(d)	words importing the singular number only shall include the plural and vice versa and words importing the use of any gender shall include all genders;

(e)	the word “including” is deemed to mean “including without limitation”;

(f)	the terms “party” and “the parties” refer to a party or the parties to this Agreement;

(g)	any reference to this Agreement, the Voting Agreement or the LPA means this Agreement, the Voting Agreement or the LPA, as the case may be, as amended, modified, replaced or supplemented from time to time;

(h)	any reference to a statute, regulation or rule shall be construed to be a reference thereto as the same may from time to time be amended, re-enacted or replaced, and any reference to a statute shall include any regulations or rules made thereunder;

(i)	any time period within which a payment is to be made or any other action is to be taken hereunder shall be calculated excluding the day on which the period commences and including the day on which the period ends;

(j)	whenever any payment shall be due, any period of time shall begin or end, any calculation is to be made or any other action is to be taken on, or as of, or from a period ending on, a day other than a Business Day, such payment shall be made, such period of time shall begin or end, such calculation shall be made and such other actions shall be taken, as the case may be, on, or as of, or from a period beginning on or ending on, the next succeeding Business Day; and

(k)	references to the Trust owning property or undertaking an action refer to the Trustee owning property or undertaking an action, as applicable, solely in its capacity as Trustee of the Trust.

Section 1.03         Governing Law

This Agreement shall be interpreted and enforced in accordance with, and the respective rights and obligations of the parties shall be governed by, the laws of the Province of Ontario and the federal laws of Canada applicable in that province.

Section 1.04          References to Acts of the Trust

For greater certainty, where any reference is made in this Agreement, or in any other instrument to which the Trust or the Trustee, as trustee of the Trust, is party, to an act (including for greater certainty the Trust Activities) to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Trust) by or with respect to (i) the Trust, or (ii) the Trustee, such reference shall be construed and applied for all purposes as if it referred to an act to be performed by, an appointment to be made by, an obligation or liability of, an asset or right of, a discharge or release to be provided by, a suit or proceeding to be taken by or against, or a covenant, representation or warranty (other than relating to the constitution or existence of the Trust) by or with respect to the Trustee, solely in its capacity as trustee of the Trust.

Article Two
ESTABLISHMENT AND ACTIVITIES OF THE TRUST

Section 2.01          Establishment of Trust

The purpose of this Agreement is to create an inter vivos trust that will acquire and hold the Trust Property for the benefit of the Beneficiaries, as herein provided.

Section 2.02         Activities of the Trust

(1)           The Trust will carry on its activities in accordance with this Agreement and the Voting Agreement in order to hold and administer the Trust Property for the benefit of the Beneficiaries. The activities of the Trust shall be, and shall be limited to: (i) acquiring and holding the Special Voting Shares, (ii) acquiring and holding the Golden Share, (iii) entering into the Voting Agreement and carrying out the Trust’s obligations thereunder, (iv) investing and reinvesting the Remaining Property and (v) carrying on all other activities as may be reasonably incidental to those activities (the “Trust Activities”).

(2)            During the term commencing on the date hereof until the earliest to occur of (i) the termination of the Trust pursuant to Article Nine, (ii) the date no Exchangeable Units are outstanding, and (iii) all outstanding Exchangeable Units are held by New Transit, the Trustee shall have all of the rights and powers of an owner with respect to the Special Voting Shares, provided that the Trustee shall:

(a)	exercise all voting rights attached to the Special Voting Shares only in accordance with the provisions of the Voting Agreement;

(b)	except as specifically authorized by this Agreement or the Voting Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Special Voting Shares, and the Special Voting Shares shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Special Voting Shares) other than as contemplated by, and solely in accordance with, the Voting Agreement; and

(c)	hold the certificates representing the Special Voting Shares, if any, in safe keeping at all times.

(3)            During the term commencing on the date hereof until the earliest to occur of (i) the termination of the Trust pursuant to Article Nine and (ii) the date the Golden Share is no longer outstanding, the Trustee shall have all of the rights and powers of an owner with respect to the Golden Share, provided that the Trustee shall:

(a)	exercise all voting rights attached to the Golden Share only in accordance with the provisions of the Voting Agreement;

(b)	except as specifically authorized by this Agreement or the Voting Agreement, have no power or authority to sell, transfer, vote or otherwise deal in or with the Golden Share, and the Golden Share shall not be used or disposed of by the Trustee for any purpose (including for exercising dissent or appraisal rights relating to the Golden Share) other than as contemplated by and, solely in accordance with, the Voting Agreement t; and

(c)	hold the certificate representing the Golden Share, if any, in safe keeping at all times.

(4)            If any event described in Sections 2.02(2) or 2.02(3) has occurred, New Transit will provide the Trustee with an Officer’s Certificate stating that such event has occurred.

Article Three
CHARACTERISTICS OF THE TRUST

Section 3.01         Name and Head Office

The name of the Trust will be “[●] Trust” and it will be referred to as “[●] Trust”. Should the Trustee determine that the use of such name is not practicable, legal or convenient, it may use such other designation or adopt such other name for the Trust as it deems proper and the Trust may hold the Trust Property and conduct the Trust Activities under such other designation or name. The head office and situs of administration of the Trust initially will be 301-100 Adelaide Street W. Toronto, Ontario M5H 4H1. The Trustee may at any time or from time to time change the head office and situs of the administration of the Trust to another location within the Province of Ontario and have such other offices or places of administration within Canada as the Trustee may from time to time determine is necessary or desirable.

Section 3.02         Nature and Object of the Trust

(1)           The Trust is a special purpose trust and the Trust Property will be segregated and not commingled with the money and investments of any other Person and the Trustee will hold the Trust out as separate and independent from any other Person, maintain separate books and records for the Trust from those of any other Person, conduct the business of the Trust in the name of the Trust and comply with other formalities inherent in treating the Trust as separate and independent from any other Person.

(2)           The Trust is not and is not intended to be, will not be deemed to be and will not be treated as a general partnership, limited partnership, syndicate, association, joint venture, company or corporation, nor will the Trustee or the Beneficiaries or any of them for any purpose be, or be deemed to be, or be treated in any way whatsoever as, liable or responsible hereunder as partners or joint venturers. The Trustee will not be, or be deemed to be, the agent of the Beneficiaries. The relationship of the Beneficiaries to the Trustee will be solely that of the beneficiaries of the Trust and the rights of a Beneficiary will be limited to those expressly conferred upon it by this Agreement and, for greater certainty, the Trustee will be entitled to deal with the Trust Property in the manner provided in this Agreement and in accordance with applicable law without the consent of or approval from or notice to the Beneficiaries.

(3)           The object of the Trust is to carry on the Trust Activities for the benefit of the Beneficiaries and to distribute and otherwise deal with the Trust Property according to this Agreement accordance with applicable law and not for any religious, charitable, educational or public purpose.

Section 3.03          Representations and Covenants

(1)           The Trustee hereby represent and warrant to New Transit and the Partnership that:

(a)	the Trustee is authorized to carry on a trust business as contemplated hereby in each of the Provinces of Canada;

(b)	the Trustee is a resident of Canada for the purposes of the ITA; and

(c)	the Trustee is not controlled by a non-resident person or group of non-resident persons for the purposes of the ITA.

(2)           The Trustee agrees that all decisions made by the Trustee in the course of performing its obligations as Trustee of the Trust will be made in Canada.

Article Four
RIGHTS AND POWERS OF TRUSTEE

Section 4.01          General Powers

Subject to the specific restrictions and limitations set forth in this Agreement, the Trustee will have, without the necessity of authorization by, and free from any power or control on the part of, any Beneficiary, full, exclusive and absolute power, control and authority over the Trust Property and the Trust Activities to the same extent as if the Trustee were the sole and absolute owner thereof in its own right, including, without limitation, such power, control and authority to do all such acts and things as in its sole judgment and discretion are necessary, incidental or desirable for carrying on the Trust Activities in accordance with this Agreement and the Voting Agreement, with such powers of delegation as may be permitted by this Agreement. For greater certainty, and without limiting the generality of the foregoing, the powers of the Trustee that may be exercised as aforesaid include the powers set forth in Section 4.02 to Section 4.13, inclusive. The enumeration of any specific power or authority in this Agreement will not be construed as limiting the aforesaid power or authority or any other specific power or authority or any power and authority necessarily incidental to the conduct of the Trust Activities.

Section 4.02         Legal Title and Custody

Subject to Article Nine, the Trustee will have the power to cause any and all Trust Property to be held by or registered in the name of any Person, on such terms and in such manner as the Trustee may determine and with or without disclosure that the Trust is interested therein. The Beneficiaries will not have any right to call for any partition or division of any part of the Trust Property nor can they be called on to pay for, contribute toward or assume any losses of the Trust. The Trust Property will be considered at all times as property held in trust by the Trustee, as trustee of the Trust, according and subject to this Agreement and applicable law.

Section 4.03          Possession, Use and Disposition of Assets

The Trustee will have the power, subject to this Agreement and the terms and conditions of the Voting Agreement, to possess and use the Trust Property in connection with the Trust Activities, including, without limitation, the power to exercise all of the Trust’s rights and perform all of the Trust’s obligations under the Voting Agreement.

Section 4.04         Taxes

(1)           The Trustee will have the power to pay all taxes or assessments of whatever kind or nature imposed upon the Trustee or the Trust in connection with the Trust Property or upon or against the income from the Trust Activities or any part thereof, to settle and compromise disputed tax liabilities and, for the foregoing purposes, to make such returns and do all such other acts and things as may be deemed by the Trustee necessary or desirable. The Trustee will have the power to deduct and remit any taxes which are required by law to be deducted and remitted from any payment made by the Trustee.

(2)           The Trustee shall, to the extent necessary file on behalf of the Trust appropriate income tax returns and any other returns or reports as may be required by applicable law or pursuant to the rules and regulations of any securities exchange or other trading system through which shares of New Transit are traded. New Transit will prepare, or cause to be prepared, any such returns or reports, including any returns or reports required relating to the distribution of the Remaining Property and the termination of the Trust, and the Trustee shall cooperate with such preparation.

Section 4.05         Collection

In accordance with and subject to the terms of this Agreement and the Voting Agreement, the Trustee will have the power to collect, receive, give receipts for and sue for all sums of money or other property due to the Trust; to consent to extensions of time for payment, or to the renewal of, any securities or obligations; to engage or intervene in, prosecute, defend, compound, compromise, abandon or adjust by arbitration or otherwise any actions, suits, proceedings, disputes, claims, demands or things relating to the Trust Property or the Trust Activities; to exercise any and all remedies available to it or the Trust under any agreement to which it or the Trust is a party or otherwise including any foreclosure or power of sale available to the Trustee or the Trust thereunder or under any such other security and, in connection with any such foreclosure or sale, to purchase or otherwise acquire title to any property and to convey good title thereto free of any and all trusts hereby established, or to take or retake possession of any property secured or unsecured thereunder or such other security; to extend the time, with or without security, for the payment or delivery of any debts or property and to execute and enter into releases, agreements and other instruments; and to pay or satisfy any debts or claims upon any evidence that the Trustee determines to be sufficient.

Section 4.06          Expenses and Compensation of Trustee

(1)           The Trustee will have the power to incur and make payment of any charges or expenses which in the opinion of the Trustee are reasonably necessary or incidental to or proper for carrying out any of the powers provided in this Agreement and the Trust Activities and to pay appropriate compensation or fees out of the Trust Property to Persons with whom the Trust or the Trustee has contracted or transacted business including, without limitation, any charges, expenses, compensation or fees payable under the Voting Agreement.

(2)           New Transit and the Partnership agree on a joint and several basis to pay the Trustee reasonable compensation for its services under this Agreement and the Voting Agreement and to reimburse the Trustee for all reasonable expenses (including, but not limited to, taxes other than taxes based on the net income of the Trustee, fees paid to legal counsel and other experts and advisors and travel expenses) and disbursements, including the reasonable cost and expense of any suit or litigation of any character and any proceedings before any governmental agency reasonably incurred by the Trustee in connection with its duties under this Agreement and the Voting Agreement; provided that New Transit and the Partnership shall have no obligation to reimburse the Trust for any expenses or disbursements paid, incurred or suffered by the Trustee in any suit or litigation arising from or in connection with the bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 6.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee.

Section 4.07         Allocation

The Trustee will have the power to determine whether moneys or other assets received by the Trust or expenses or disbursements made by the Trust will be charged or credited to income or capital or allocated between income and capital.

Section 4.08         Fiscal Year and Form of Accounts

The fiscal year of the Trust will be the calendar year or such other fiscal year as the Trustee may determine. The Trustee will have power to determine and from time to time change the method or form in which the accounts of the Trust will be kept, provided such method or form reasonably complies with International Financial Reporting Standards, as applicable from time to time.

Section 4.09          Power to Contract

(1)           The rights, powers, duties and authorities of the Trustee under this Agreement, in its capacity as Trustee of the Trust, shall include and be limited to:

(a)	receipt and safekeeping of the Special Voting Shares and the Golden Share in accordance with the provisions of this Agreement and the Voting Agreement;

(b)	designating a Beneficiary or Beneficiaries in writing on an annual basis or on the termination of the Trust from a group identified by New Transit or the Partnership;

(c)	granting proxies to holders of Exchangeable Units as provided in the Voting Agreement and Article 3 of Schedule A to the LPA;

(d)	voting the Special Voting Shares in accordance with the provisions of the Voting Agreement;

(e)	voting the Golden Share in accordance with the provisions of the Voting Agreement;

(f)	holding title to the Trust Property;

(g)	investing the Remaining Property; and

(h)	taking such other actions and doing such other things as are specifically provided in this Agreement or the Voting Agreement.

(2)           In the exercise of such rights, powers, duties and authorities the Trustee shall have (and is granted) such incidental and additional rights, powers, duties and authority not in conflict with any of the provisions of this Agreement or the Voting Agreement as the Trustee, acting in good faith and in the reasonable exercise of its discretion, may deem necessary, appropriate or desirable to effect the exercise of the powers set forth in Section 4.09(1) above. Any exercise of such discretionary rights, powers, duties and authorities by the Trustee shall be final, conclusive and binding upon all Persons when made by the Trustee honestly and in good faith and in compliance with the standard of care referred to in Section 6.01. For greater certainty, the Trustee shall have only those duties and powers as are set out specifically in this Agreement or the Voting Agreement.

(3)           The Trustee shall not be bound to give notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall be specifically required to do so under the terms hereof; nor shall the Trustee be required to take any notice of, or to do, or to take any act, action or proceeding as a result of any default or breach of any provision hereunder, unless and until notified in writing of such default or breach, which notices shall distinctly specify the default or breach desired to be brought to the attention of the Trustee, and in the absence of such notice the Trustee may for all purposes of this Agreement conclusively assume that no default or breach has been made in the observance or performance of any of the representations, warranties, covenants, agreements or conditions contained herein.

(4)            In the exercise of its powers, the Trustee shall not be limited by any law now or hereafter in effect limiting the investments which may be held or retained by trustees or other fiduciaries.

Section 4.10         Further Powers

The Trustee will have the power to perform and do all such other acts and things and to execute all such deeds, transfers, assignments, agreements or other instruments whatsoever as are necessary, proper or desirable in order to carry out the Trust Activities in accordance with this Agreement and the Voting Agreement although such acts or things, or deeds, transfers, assignments or other instruments are not herein specifically mentioned. Any determination as to what is necessary, proper or desirable in order to carry on the Trust Activities in accordance with any such agreement, when made by the Trustee honestly and in good faith and in compliance with the standard of care referred to in Section 6.01, will be conclusive. Any construction of this Agreement or any determination of the purposes of the Trust or the existence of any power or authority hereunder, made honestly and in good faith and in compliance with the standard of care referred to in Section 6.01 by the Trustee upon the advice of legal counsel, will be conclusive to the extent consistent with the law. In construing the provisions of this Agreement, there will be a presumption in favour of a grant of power to the Trustee.

Section 4.11          Auditors

In accordance with and subject to the terms of this Agreement and the Voting Agreement, the Trustee shall have power from time to time to select and appoint and discharge and re-appoint an auditor or auditors of the Trust in its discretion and to negotiate and fix the reasonable fees of any such auditor or auditors; provided, such auditor or auditors shall be a nationally recognized independent accounting firm.

Section 4.12          Power of Attorney

The Trustee shall have power to appoint any Person its attorney, with or without power of substitution, and any such attorney shall be entitled to exercise the powers of the Trustee set forth herein, other than the powers at the discretion of the Trustee set forth in Article Nine and to select Beneficiaries pursuant to the definition thereof in Section 1.01(1), to the extent of such appointment which may be for action generally or for any particular action.

Section 4.13          Defect in Appointment

Notwithstanding anything to the contrary herein contained, no action taken by the Trustee will be invalid by reason only of any defect that is thereafter discovered in its appointment.

Article Five
REPLACEMENT OF TRUSTEE

Section 5.01         Resignation or Removal of Trustee; Conflict of Interest

(1)           New Transit and the Partnership, shall have the power at any time, on notice in writing duly executed by both New Transit and the Partnership, to the Trustee to remove the existing Trustee and to appoint a new or successor Trustee.

(2)           The Trustee may resign its trust after giving 60 days’ notice in writing to New Transit and the Partnership or such shorter notice as New Transit and the Partnership may accept as sufficient, provided that no such voluntary resignation shall be effective until a replacement Trustee acceptable to New Transit and the Partnership has been appointed in accordance with Section 5.01(4) and has executed a written agreement pursuant to and in compliance with Section 6.01 of the Voting Agreement whereby such replacement Trustee agrees to assume the obligations of the Trustee hereunder, under the Voting Agreement and under any other contract pursuant to which the Trustee is obligated. The Trustee shall resign if: (i) a material conflict of interest arises in its role as a trustee under this Agreement, (ii) it ceases to be authorized to carry on the business of a trust company in each of the Provinces of Canada or (iii) it becomes controlled by a non-resident person or group of non-resident persons for the purposes of the ITA, and is not rectified within 90 days after the Trustee becomes aware that it has such a material conflict of interest, has lost such authorization or has become so controlled. Forthwith after the Trustee becomes aware that it has a material conflict of interest it shall provide New Transit and the Partnership with written notice of the nature of that conflict. Upon such resignation, the Trustee shall be discharged from all further duties and liabilities under this Agreement. If, notwithstanding the foregoing provisions of this Section 5.01(2), the Trustee has such a material conflict of interest, the validity and enforceability of this Agreement shall not be affected in any manner whatsoever by reason only of the existence of such material conflict of interest. If the Trustee contravenes the foregoing provisions of this Section 5.01(2), any interested party may apply to a judge of the Ontario Superior Court of Justice, on such notice as such judge may direct, for an order that the Trustee be replaced as trustee hereunder. The Trustee represents to New Transit and the Partnership that at the time of the execution and delivery hereof no material conflict of interest exists in the Trustee’s role as a fiduciary hereunder. The Trustee shall retain the right not to act and shall not be liable for refusing to act if, due to a lack of information or for any other reason whatsoever, the Trustee in its reasonable judgment determines that such act would reasonably be expected to cause it to be in non-compliance with any applicable laws including, without limitation, anti-money laundering or anti-terrorist legislation, economic sanction, regulation or guideline. Further, should the Trustee, in its sole judgment, determine at any time that its acting under this Agreement has resulted in its being in non-compliance with any applicable anti-money laundering or anti-terrorist legislation, regulation or guideline, then it shall have the right to resign on 10 days written notice to New Transit and the Partnership, provided (i) that the Trustee’s written notice shall describe the circumstances of such non-compliance; and (ii) that if such circumstances are rectified to the Trustee’s satisfaction within such 10 day period, then such resignation shall not be effective.

(3)           In the event of the Trustee resigning or being removed or being dissolved, becoming bankrupt, going into liquidation or otherwise becoming incapable of acting hereunder, New Transit and the Partnership may forthwith appoint a replacement Trustee; failing which the retiring Trustee may apply to a judge of the Ontario Superior Court of Justice, on such notice as such judge may direct, for the appointment of a replacement Trustee. Any replacement Trustee appointed under any provision of this Section 5.01 shall be a corporation authorized to carry on a trust business as contemplated hereby in each of the Provinces of Canada, shall not be controlled by a non-resident person or group of non-resident persons for the purposes of the ITA and shall not have a material conflict of interest in its role as a fiduciary under this Agreement. The expense of any act, document or other instrument or thing required under this Section 5.01 will be satisfied from the Trust Property.

(4)           Subject to Section 5.01(1), Section 5.01(2) and Section 5.01(3), any replacement or successor Trustee shall, forthwith upon appointment, become vested with all the estates, properties, rights, powers, duties, responsibilities and trusts of its predecessor in the trusts hereunder, with like effect as if originally named as Trustee herein. Nevertheless, upon the written request of the replacement or successor Trustee and upon payment of any outstanding undisputed fees and expenses, the Trustee ceasing to act will do, make, execute and deliver or cause to be done, made, executed or delivered all such acts, documents, deeds or other instruments and things as may be necessary or desirable in order to more effectively assign, transfer and deliver to, and vest in, the replacement or successor Trustee upon the trusts herein expressed, all the rights, powers and trusts of, and all property and money held by, the trustee so ceasing to act.

(5)           Any company into which the Trustee may be merged or with which it may be consolidated or amalgamated, any company resulting from any merger, consolidation or amalgamation to which the Trustee shall be a party or any company to which the Trustee may transfer all or substantially all of its corporate trust business shall be a successor Trustee under this Agreement without the execution of any instrument or any further act; provided that such successor Trustee shall be a corporation qualified to carry on a trust business as contemplated hereby in each of the Provinces of Canada, shall not be controlled by a non-resident person or group of non-resident persons for the purposes of the ITA and shall not have a material conflict of interest in its role as a fiduciary under this Agreement.

Article Six
LIABILITY OF TRUSTEE

Section 6.01         Standard of Care

The Trustee will exercise its powers and carry out its obligations hereunder as Trustee honestly, in good faith and in the best interests of the Trust and the Beneficiaries and in connection therewith will exercise that degree of care, diligence, and skill that a reasonably prudent trustee would exercise in comparable circumstances. Unless otherwise required by law, the Trustee will not be required to give bond, surety or security in any jurisdiction for the performance of any duties or obligations hereunder. The Trustee will not be required to devote its entire time to the Trust Activities. For greater certainty, it is expressly acknowledged that the entering into of the Voting Agreement by the Trustee, in its capacity as trustee of the Trust, and the performance by the Trustee or the Trust of its obligations thereunder in compliance with the express terms of the Voting Agreement shall be deemed to be in the best interests of the Trust and the Beneficiaries and shall be deemed to have satisfied the foregoing standard of care.

Section 6.02          Limitation of Liability of Trustee

The Trustee, in doing anything or permitting anything to be done in respect of the execution of the duties of its office or in respect of the Trust Property or the Trust Activities is, and will be conclusively deemed to be, acting solely as trustee of the Trust and not in any other capacity. The Trustee will not be subject to any liability whatsoever, in tort, contract or otherwise, in connection with the Trust Property or the Trust Activities, to the Beneficiaries or to any other Person, for any action taken or permitted by it to be taken, or for its failure to take any action including, without limitation, the failure to compel in any way any former or acting Trustee to redress any breach of trust in respect of the execution of the duties of its office or in respect of the Trust Property or the Trust Activities. The Trustee will not be subject to any liability for any claims, demands, losses, actions, causes of action, costs, charges, debts, expenses, damages, judgments, liabilities or obligations whatsoever against or with respect to the Trust or the Trustee, arising out of anything done, omitted to be done or permitted to be done by it in respect of the execution of the duties of its office or for or in respect of the Trust Property or the Trust Activities, including any loss or diminution in the value of the Trust or its assets, for any reason (including any loss occasioned by error in judgment or oversight on the part of the Trustee or for any other loss that may happen in the execution by the Trustee of its duties hereunder) and resort will be had solely to the Trust Property for the payment or performance thereof. No property or assets of the Trustee, owned in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedure with regard to any obligations under this Agreement or under the Voting Agreement. No recourse may be had or taken, directly or indirectly, against the Trustee in its personal capacity or against any incorporator, director, officer, employee or agent of the Trustee or any predecessor or successor of the Trustee. The foregoing limitations of this Section 6.02 will not apply in respect of (1) any claim, demand, loss, action, cause of action, cost, charge, debt, expense, damage, judgment, liability or obligation whatsoever arising from or in connection with bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 6.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee, or (2) an injunction, specific performance and other equitable relief expressly available pursuant to the terms of the Voting Agreement. In no event shall the Trustee be liable for any consequential or special damages, indirect, incidental, exemplary, aggravated or punitive loss or damages including but not limited to loss of reputation, goodwill or business.

The Trustee shall not be liable or responsible for loss or damage of any nature whatsoever resulting from official action, war or threat of war, insurrection or civil disturbances, interruptions in postal, telephone, internet, email, fax or other electronic communication systems or power supply, the failure of any third party to fulfil its obligations under any agreement with the Trust, New Transit or the Partnership, or any other factor beyond the Trustee’s control which obstructs, affects, prohibits or delays the Trustee, its directors, officers, employees or agents in carrying out the responsibilities provided for herein, in whole or in part.

The Trustee shall have no duty or responsibility to fulfil, observe or perform any of the powers or responsibilities of New Transit or the Partnership or any other person except as are stipulated under this Agreement or the Voting Agreement.

Section 6.03          Indemnification of Trustee

New Transit and the Partnership jointly and severally agree to indemnify and hold harmless the Trustee and each of its directors, officers, employees and agents acting in accordance with this Agreement and the Voting Agreement (the “Trustee Indemnified Persons”) from and against any and all claims, demands, losses, actions, causes of action, costs, charges, debts, expenses, damages, liabilities or obligations whatsoever including, without limitation, reasonable legal fees and disbursements and costs and expenses incurred in connection with the enforcement of this indemnity, which may be imposed on, incurred by or assessed against the Trustee Indemnified Parties which, without fraud, gross negligence, wilful misconduct, bad faith or the failure to comply with the standard of care referred to in Section 6.01 on the part of the Trustee Indemnified Parties, may be paid, incurred or suffered by the Trustee Indemnified Party by reason or as a result of its compliance with its duties set forth in this Agreement, the Voting Agreement or any written or oral instruction delivered to the Trustee by New Transit or the Partnership pursuant to this Agreement.

In no case shall (1) the Trustee or any of its directors, officers, employees or agents have recourse to the Special Voting Shares or the Golden Share and (2) New Transit or the Partnership be liable under this Article Six unless New Transit and the Partnership shall be notified by the Trustee of the assertion of a claim or of any action commenced against the Trustee Indemnified Parties as soon as reasonably practicable after any of the Trustee Indemnified Parties shall have received a written assertion of such a claim. New Transit and the Partnership shall be entitled to participate at their own expense in the defence and, if New Transit and the Partnership so elect at any time after receipt of such notice, subject to (ii) below, either of them may assume the defence of any suit brought to enforce any such claim. The Trustee shall have the right to employ separate counsel in any such suit and participate in the defence thereof, but the fees and expenses of such counsel shall be at the expense of the Trustee unless: (i) the employment of such counsel has been expressly authorized by New Transit or the Partnership, such authorization not to be unreasonably withheld; or (ii) the named parties to any such suit include both the Trustee and New Transit or the Partnership and the Trustee shall have been advised by counsel acceptable to New Transit or the Partnership that there may be one or more legal defences available to the Trustee that are different from or in addition to those available to New Transit or the Partnership and that, in the judgment of such counsel, would present a conflict of interest were a joint representation to be undertaken (in which case New Transit and the Partnership shall not have the right to assume the defence of such suit on behalf of the Trustee but shall be liable to pay the reasonable fees and expenses of counsel for the Trustee).

The foregoing indemnities will survive the removal or resignation of the Trustee or the termination of this Trust Agreement and the termination of the Trust. Each of the Trustee Indemnified Persons other than the Trustee is a third party beneficiary of the foregoing indemnity and the rights to indemnification of such Trustee Indemnified Persons are held in trust by the Trustee on behalf of such Trustee Indemnified Persons.

Section 6.04          Reliance upon Directions and Advice

(1)           The Trustee shall be entitled to consult with and obtain advice from legal counsel appointed by it in the event of any questions as to any of the provisions hereof or its duties hereunder.

(2)           The Trustee may rely and act upon any statement, report or opinion prepared by or any advice received in writing from the auditors, legal counsel or other professional advisors of the Trustee and shall not be responsible or held liable for any loss or damage resulting from so relying or acting if the Trustee acted honestly and in good faith in relying or acting (or failing to rely or act) upon the advice received and complied with the standard of care referred to in Section 6.01 in the selection of any such auditor, legal counsel or other professional advisor and in the decision to rely or act or not to rely or act upon the advice received.

(3)           The Trustee shall be fully protected in acting upon any instrument, certificate or other writing (including an Officer’s Certificate and those given by New Transit or the Partnership) reasonably believed by it to be genuine and to be signed or presented by the proper person or persons and shall be under no duty to make any investigation or inquiry as to any statement contained in any such writing but may accept the same as conclusive evidence of the truth and accuracy of the statements therein contained.

(4)           The Trustee shall in no way be responsible for, nor incur any liability based on, the action or failure to act or for acting pursuant to or in reliance on instructions of New Transit or the Partnership.

Section 6.05         Limitation of Liability of Beneficiaries

The Beneficiaries will not be held to have any personal liability as such, and no resort will be had to its private property for satisfaction of any obligation or claim arising out of or in connection with any contract or obligation in respect of which the Beneficiaries would otherwise have to indemnify the Trustee for any liability incurred by the Trustee as such, but rather the Trust Property only will be subject to levy or execution for such satisfaction.

Section 6.06          Interest of Beneficiaries in Trust Property

The legal ownership of the Trust Property and the right to conduct the affairs of the Trust are vested exclusively in the Trustee and the Beneficiaries shall have no interest therein other than pursuant to Article Nine as relates to the Remaining Property, and the Beneficiaries shall not have any right to require the Trustee to terminate the Trust or to partition, liquidate or distribute any of the Trust Property.

Section 6.07          Provisions Regarding Liability

This Trust Agreement, Voting Agreement and any written instrument creating an obligation of the Trustee will be conclusively deemed to have been executed by the Trustee only in its capacity as trustee of the Trust. Any written instrument creating an obligation of the Trustee may contain a provision to the effect that, subject to Section 6.02, (i) the Trustee has entered into the written agreement in its capacity as trustee of the Trust; (ii) any and all of the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations made on the part of the Trustee therein are made and intended not as personal representations, warranties, undertakings, covenants, indemnities, agreements and other obligations by the Trustee or for the purpose or with the intention of binding the Trustee in its personal capacity, but are made and intended for the purpose of binding only the property and assets of the Trust or a specific portion thereof; (iii) no property or assets of the Trustee, whether owned beneficially by it in its personal capacity or otherwise, will be subject to levy, execution or other enforcement procedures with regard to any of the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations of the Trust or the Trustee thereunder; and (iv) no recourse may be had or taken, directly or indirectly against the Trustee in its personal capacity, any Beneficiaries or any incorporator, officer, director, employee or agent of the Trustee or any predecessor or successor of the Trustee, with regard to the representations, warranties, undertakings, covenants, indemnities, agreements and other obligations of the Trust or the Trustee thereunder; provided, in each case, the foregoing limitations will not apply in respect of (1) any claim, demand, loss, action, cause of action, cost, charge, debt, expense, damage, judgment, liability or obligation whatsoever arising from or in connection with bad faith, wilful misconduct, gross negligence, fraud or the failure to comply with the standard of care referred to in Section 6.01 by the Trustee or any incorporator, director, officer, employee or agent of the Trustee, or (2) an injunction, specific performance and other equitable relief expressly available pursuant to the terms of the Voting Agreement. Such written instrument may contain any further provisions which the Trustee may deem appropriate, but, subject to Section 6.02, the omission of any such provisions will not operate to impose liability on the Trustee in its personal capacity, any Beneficiaries or any incorporator, officer, director, employee or agent of the Trustee or any predecessor or successor of the Trustee.

Section 6.08          Protection of Trustee

(1)           The Trustee shall not be responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of any security deposited with it, subject to compliance with the standard of care referred to in Section 6.01.

(2)           None of the provisions in this Agreement will require the Trustee in its personal capacity under any circumstances whatever to expend or risk its own funds or otherwise incur financial liability in the performance of any of its Trustee duties or in the exercise of any of its Trustee rights or powers.

(3)           The Trustee will be required to disburse moneys according to this Agreement only to the extent that moneys have been deposited with it.

(4)           The Trustee shall not be bound to give any notice or do or take any act, action or proceeding by virtue of the powers conferred on it hereby unless and until it shall have been required so to do under the terms hereof; nor shall the Trustee be required to take notice of any failure by it in the exercise of its powers or the carrying out of its obligations hereunder (a “default”), unless and until notified in writing of such default, which notice shall distinctly specify the default desired to be brought to the attention of the Trustee and in the absence of any such notice the Trustee may for all purposes of this Agreement conclusively assume that no default has been made. No such notice shall in any way limit any discretion herein given to the Trustee to determine whether or not the Trustee shall take action with respect to such default.

(5)           The Trustee shall not be liable in any manner, or held in breach of this Agreement, if prevented, hindered or delayed in the performance or observance of any of its obligations hereunder because of any cause beyond its control which prevents its performance or observance of any of its obligations hereunder and not caused by its fault or default and not avoidable by the exercise of reasonable effort on its part, including, without limitation, an act of God, riots, terrorism, acts of war, epidemics, governmental action, judicial order or earthquakes. The performance or observance of such obligations shall be extended for a period of time equivalent to the time lost because of any delay that is excusable under this Section 6.08(5).

(6)           The obligation of the Trustee to take any action not contemplated in its duties hereunder, shall be conditional upon the New Transit, the Partnership or another person furnishing, when required by notice in writing by the Trustee, sufficient funds to commence or continue such act, action or proceeding and indemnify (to the extent sufficient funds for such purpose are not available to the Trust) satisfactory to the Trustee to protect and hold harmless the Trustee against costs, changes, and expenses and liabilities to be incurred as a result of such act and any loss and damages it would reasonably be expected to suffer by reason thereof.

Article Seven
RECORDS AND NOTICE

Section 7.01         Records to be Kept

The Trustee will keep or cause to be kept proper records and books of account as are by law or good and prudent business practice necessary. Such books or records will be available for inspection by the Beneficiaries, New Transit and the Partnership. Such records or books shall be kept at the principal place of business of the Trustee in [Toronto, Ontario] or at the office of any Person whom the Trustee has appointed to maintain the same, provided that the Trustee has access to such books and records on one Business Day’s notice to such Person.

Section 7.02         Method of Keeping Records

Where this Agreement requires the Trustee to cause a record to be kept, it may be kept in bound or loose leaf form, or by means of mechanical, electronic or other device.

Section 7.03         Notice

Any notice or other communication required or permitted to be given hereunder to the Trustee by New Transit and the Partnership, or to New Transit and the Partnership by the Trustee, shall be in writing and shall be delivered in accordance with Section [9.04] of the Voting Agreement.

Article Eight
AMENDMENT

Section 8.01         Amendment

The Trustee may, from time to time, amend, vary, supplement or replace or restate the provisions of this Agreement without the consent or approval of the Beneficiaries or any court as follows:

(1)            to the extent deemed by the Trustee in good faith to be necessary to remove any conflicts or other inconsistencies which may exist between any of the terms of this Agreement and the provisions of any applicable law; and

(2)            to the extent deemed by the Trustee in good faith to be necessary to make any change or correction in this Agreement which is a typographical change or correction or which the Trustee has been advised by legal counsel is required for the purpose of curing any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained herein;

Section 8.02         Automatic Amendment

Upon the Trustee ceasing to be a trustee of the Trust, this Agreement will be deemed to be automatically amended to delete any reference to the name of such trustee so ceasing to be a trustee of the Trust and to substitute therefor the name of the successor trustee of the Trust. Notice of any change in the Trustee shall be endorsed upon or attached to this Agreement, signed by the successor Trustee and every such notice shall be sufficient evidence to any Person dealing with the Trustee under this Agreement as to the facts to which it relates.

Section 8.03         Supplemental Trust Agreement

The Trustee is authorized to execute any supplemental agreement on behalf of the Trust, in its capacity as trustee, to give effect to amendments to this Agreement made pursuant to this Article Eight.

Article Nine
DISTRIBUTION OF TRUST PROPERTY AND TERMINATION OF TRUST ACTIVITIES

Section 9.01         Termination of Trust Activities

The Trust will continue in full force and effect until the earliest to occur of the following events (at which time it will terminate):

(1)           one year following the date on which the later of the following is true: (a) no Exchangeable Units are outstanding or all outstanding Exchangeable Units are held by New Transit, and (b) the Golden Share is no longer outstanding;

(2)           one year following the date on which New Transit and the Partnership jointly notify the Trustee in writing that the Trust shall terminate; and

(3)           the date that is 21 years after the death of the last survivor of the descendants of Her Majesty Queen Elizabeth II of the United Kingdom of Great Britain and Northern Ireland living on the date of the creation of the Trust.

Section 9.02         Termination of Trust and Distribution of Trust Property

Following a termination of the Trust in accordance with Section 9.01, the Trustee will terminate the Trust Activities and, upon receipt of such releases, indemnities and refunding agreements as the Trustee deems reasonably necessary for its protection, will distribute the Remaining Property to the remaining Beneficiaries on an equal share basis.

Section 9.03         Counterparts

This Agreement and all documents contemplated by or delivered under or in connection with this Agreement may be executed in any number of counterparts and delivered by means of facsimile, portable document format (PDF) or other electronic format, with the same effect as if all parties had signed and delivered the same document, and all counterparts shall be construed together to be an original and will constitute one and the same agreement.

[SIGNATURE PAGE FOLLOWS]

DATED as of the date first written above.

WITNESS	[SETTLOR]

[●], as trustee of [●] TRUST

By:
Name
Title

By:
Name
Title

Solely with respect to Section 2.02, Section 4.04, Section 4.06, Section 4.09, Article Five, Article Six ,Article Seven and Article Nine:

TELESAT CORPORATION

By:
Name
Title

TELESAT PARTNERSHIP LP

By:
Name
Title